Exhibit 23.2

Consent of Independent Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 2020, with respect to the financial statements of PistolStar, Inc. included in BIO-key International, Inc.’s (the “Company”) Registration Statement (Form S-1) and related Prospectus.

/s/ Penchansky & Co., PLLC

Penchansky & Co., PLLC

Certified Public Accountants

Manchester, New Hampshire

July 9, 2020